EXHIBIT 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the incorporation by reference of our report dated March 23, 1999 relating to the consolidated statements of operations and other comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 1998 of Elcom International, Inc. and subsidiaries, and all related schedules, included in this Form 10-K of Elcom International, Inc. into Elcom International, Inc.'s previously filed Registration statement no. 333-94743 on Form S-3 and the Registration Statements No. 333-00362, 333-24809, 333-67927, 333-81795, 333-34193 and 333-54852 on Forms
S-8.


/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP


March 28, 2001
Boston, Massachusetts